Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 23, 2014

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2014 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 23, 2014 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2014.

Consolidated net income available to common stockholders for the third quarter of 2014 was $63.0 million, or $1.22 per diluted common share, compared to $50.8 million, or $1.04 per diluted common share, for the second quarter of 2014, and $67.6 million, or $1.46 per diluted common share, for the third quarter of 2013. Consolidated net income available to common stockholders for the nine months ended September 30, 2014 was $205.1 million, or $4.17 per diluted common share, compared to $157.1 million, or $3.43 per diluted common share, for the comparable 2013 period.

"We delivered another solid quarter of outstanding balance sheet growth, healthy activity in loans and fee income, and strong credit quality, despite persistent pressure from competition and low rates," said Greg Becker, President and CEO of SVB Financial Group. "Our unique position as the partner of choice for innovation companies and their investors has enabled us to perform strongly to date this year and, as our preliminary 2015 outlook demonstrates, we expect continued opportunities for growth."

Highlights of our third quarter 2014 results (compared to second quarter 2014, unless otherwise noted) included:

•	Average loan balances of $11.4 billion, an increase of $359 million (or 3.2 percent).

•	Average investment securities, excluding non-marketable and other securities, of $18.2 billion, an increase of $3.0 billion (or 20.0 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $60.7 billion, an increase of $3.4 billion (or 5.9 percent) with average on-balance sheet deposits increasing by $2.5 billion (or 9.4 percent) and average off-balance sheet client investment funds increasing by $0.8 billion (or 2.8 percent).

•	Net interest income (fully taxable equivalent basis) of $221.0 million, an increase of $15.6 million (or 7.6 percent).

•	Net interest margin of 2.73 percent, a decrease of 6 basis points.

•	Provision for loan losses of $16.6 million, compared to $1.9 million.

•
Gains on investment securities of $5.6 million, compared to losses of $57.3 million. Non-GAAP losses on investment securities, net of noncontrolling interests, were $1.1 million, compared to losses of $22.1 million, primarily resulting from our FireEye, Inc. ("FireEye") related investments (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.) Specifically, we had losses on investment securities related to FireEye of $49.8 million ($9.5 million net of noncontrolling interests). See Noninterest Income section for details on FireEye activity during the third quarter of 2014.

•	Gains on equity warrant assets of $13.2 million, compared to $12.3 million.

•	Non-GAAP core fee income increased $3.3 million (or 6.7 percent) to $53.3 million, including credit card fees of $10.9 million, an increase of $0.7 million (or 6.4 percent).

•	Noninterest expense of $182.0 million, an increase of $8.5 million (or 4.9 percent).

Third Quarter 2014 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Nine months ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
Income statement:
Diluted earnings per common share	$1.22	$1.04	$1.95	$1.27	$1.46	$4.17	$3.43
Net income available to common stockholders	63.0	50.8	91.3	58.8	67.6	205.1	157.1
Net interest income	220.6	205.0	196.3	187.0	177.1	621.9	510.3
Provision for loan losses	16.6	1.9	0.5	28.7	10.6	19.1	35.0
Noninterest income	80.2	14.2	310.2	238.7	257.7	404.6	434.5
Noninterest expense	182.0	173.4	172.4	168.9	160.5	527.9	452.8
Non-GAAP core fee income (1)	53.3	50.0	50.9	49.0	43.2	154.3	126.5
Non-GAAP noninterest income, net of noncontrolling interests (1)	75.3	49.5	123.5	100.9	105.8	248.3	229.4
Non-GAAP noninterest expense, net of noncontrolling interests (1)	177.2	168.2	169.1	165.2	157.2	514.5	443.8
Fully taxable equivalent:
Net interest income (2)	$221.0	$205.4	$196.8	$187.4	$177.5	$623.1	$511.6
Net interest margin	2.73%	2.79%	3.13%	3.20%	3.32%	2.87%	3.32%
Balance sheet:
Average total assets	$34,598.3	$31,745.6	$27,767.6	$25,331.4	$23,072.7	$31,405.3	$22,496.1
Average loans, net of unearned income	11,439.5	11,080.6	10,767.7	10,138.3	9,545.9	11,098.4	9,086.2
Average available-for-sale securities	12,446.8	13,397.3	12,248.9	11,004.3	10,082.2	12,698.4	10,462.2
Average held-to-maturity securities (3)	5,775.6	1,793.7	—	—	—	2,544.3	—
Average noninterest-bearing demand deposits	21,502.5	19,472.5	16,880.5	15,240.7	13,665.5	19,302.1	13,437.5
Average interest-bearing deposits	8,223.8	7,704.6	6,795.9	6,247.5	5,894.4	7,580.0	5,551.9
Average total deposits	29,726.3	27,177.1	23,676.4	21,488.2	19,559.9	26,882.1	18,989.4
Average long-term debt	454.2	454.7	455.2	455.8	455.8	454.7	456.7
Period-end total assets	36,041.0	33,309.0	29,711.0	26,417.2	23,740.9	36,041.0	23,740.9
Period-end loans, net of unearned income	12,017.2	11,348.7	10,833.9	10,906.4	9,825.0	12,017.2	9,825.0
Period-end available-for-sale securities	13,333.4	11,672.8	12,843.1	11,986.8	10,209.9	13,333.4	10,209.9
Period-end held-to-maturity securities	6,662.0	5,463.9	—	—	—	6,662.0	—
Period-end non-marketable and other securities	1,703.6	1,757.2	1,770.5	1,595.5	1,425.1	1,703.6	1,425.1
Period-end noninterest-bearing demand deposits	22,461.1	20,235.5	18,314.8	15,894.4	14,105.7	22,461.1	14,105.7
Period-end interest-bearing deposits	8,662.1	8,117.0	7,162.1	6,578.6	5,891.3	8,662.1	5,891.3
Period-end total deposits	31,123.1	28,352.5	25,476.9	22,473.0	19,997.0	31,123.1	19,997.0
Off-balance sheet:
Average client investment funds	$30,988.2	$30,152.6	$27,134.7	$26,224.5	$24,958.6	$29,425.4	$23,549.7
Period-end client investment funds	31,143.9	30,376.0	28,237.8	26,363.0	25,318.3	31,143.9	25,318.3
Total unfunded credit commitments	14,631.6	13,570.0	12,371.3	11,470.7	10,675.6	14,631.6	10,675.6
Earnings ratios:
Return on average assets (annualized) (4)	0.72%	0.64%	1.33%	0.92%	1.16%	0.87%	0.93%
Return on average SVBFG stockholders’ equity (annualized) (5)	9.16	8.50	17.63	11.60	14.05	11.33	11.06
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.07%	1.06%	1.13%	1.30%	1.26%	1.07%	1.26%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.05	1.02	1.07	1.11	1.13	1.05	1.13
Gross charge-offs as a % of average total gross loans (annualized)	0.37	0.23	0.79	0.52	0.34	0.46	0.43
Net charge-offs as a % of average total gross loans (annualized)	0.28	0.17	0.74	0.41	0.23	0.39	0.31
Other ratios:
Operating efficiency ratio (6)	60.43%	78.98%	34.01%	39.62%	36.89%	51.36%	47.86%
Non-GAAP operating efficiency ratio (1)	59.83	65.97	52.81	57.29	55.50	59.05	59.89
Total risk-based capital ratio	14.97	15.36	13.41	13.13	14.16	14.97	14.16
Bank total risk-based capital ratio	13.06	13.41	11.47	11.32	12.31	13.06	12.31
Tier 1 leverage ratio	8.22	8.74	7.99	8.31	8.75	8.22	8.75
Bank tier 1 leverage ratio	7.05	7.51	6.72	7.04	7.46	7.05	7.46
Period-end loans, net of unearned income, to deposits ratio	38.61	40.03	42.52	48.53	49.13	38.61	49.13
Average loans, net of unearned income, to average deposits ratio	38.48	40.77	45.48	47.18	48.80	41.29	47.85
Book value per common share (7)	$53.56	$52.78	$45.59	$42.93	$42.64	$53.56	$42.64
Other statistics:
Average full-time equivalent employees	1,850	1,768	1,735	1,690	1,675	1,784	1,662
Period-end full-time equivalent employees	1,881	1,786	1,737	1,704	1,683	1,881	1,683

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013. The taxable equivalent adjustments were $1.3 million for both the nine month periods ended September 30, 2014 and 2013.

(3)	Nine months ended September 30, 2014 average balances are reflective of the re-designation from available-for-sale to held-to-maturity effective June 1, 2014.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(6)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $221.0 million for the third quarter of 2014, compared to $205.4 million for the second quarter of 2014 and $177.5 million for the third quarter of 2013. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second quarter of 2014 to the third quarter of 2014. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'14 compared to Q2'14
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(488)	$267	$(221)
AFS / HTM investment securities	12,948	(2,865)	10,083
Loans	6,115	(503)	5,612
Increase (decrease) in interest income, net	18,575	(3,101)	15,474
Interest expense:
Deposits	211	(318)	(107)
Long-term debt	—	(8)	(8)
Increase (decrease) in interest expense, net	211	(326)	(115)
Increase (decrease) in net interest income	$18,364	$(2,775)	$15,589

The increase in net interest income, on a fully taxable equivalent basis, from the second quarter of 2014 to the third quarter of 2014, was primarily attributable to the following:

•
An increase in interest income from our fixed income securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $10.1 million to $74.7 million for the third quarter of 2014. Continued significant deposit growth through the third quarter of 2014, contributed to a $3.0 billion increase in average fixed income investment securities resulting in increased interest income, offset by a decrease in investment yields. The overall yield on our fixed income investment securities portfolio decreased 8 basis points. Lower reinvestment yields, resulting from a lower overall market rate environment and an increase in purchases of U.S. Treasury securities during the third quarter of 2014, contributed to the decline in yields. The decline was partially offset by a decrease in premium amortization expense of $2.6 million during the third quarter of 2014. The remaining unamortized premium balance as of September 30, 2014 and June 30, 2014, was $12.0 million (net of discounts of $94.6 million) and $17.8 million (net of discounts of $85.3 million), respectively.

•
An increase in interest income from loans of $5.6 million to $153.3 million for the third quarter of 2014. The increase was primarily reflective of the increase in average loan balances of $359 million, and an increase in prepayment fee income due to early loan payoffs. Our overall loan yield decreased by 3 basis points, from 5.35 percent to 5.32 percent, attributable to a 16 basis point decrease in gross loan yields, offset by the increase in our loan fee yields. Loan fee yields increased 13 basis points, primarily attributable to a $4.6 million increase in total prepayment fees during the quarter. Gross loan yields, excluding loan interest recoveries, decreased to 4.39 percent from 4.49 percent, reflective of the continued shift in the mix of our overall loan portfolio. Consistent with recent quarters, our average loan growth during the third quarter of 2014 was primarily driven by venture capital/private equity loans which, on average, tend to have lower yields as well as the overall low market rate environment and increased price competition, which continued to put pressure on loan yields. Loan interest recoveries during the third quarter of 2014 were $0.2 million compared to $2.3 million for the second quarter of 2014.

Net interest margin, on a fully taxable equivalent basis, was 2.73 percent for the third quarter of 2014, compared to 2.79 percent for the second quarter of 2014 and 3.32 percent for the third quarter of 2013. The decline in our net interest margin, from the second quarter of 2014 to the third quarter of 2014, was primarily attributable to continued growth in deposits, much of which was invested in lower yielding investment securities, and the decrease in loan yields as outlined above.

Investment Securities

Our investment securities portfolio consists of an available-for-sale securities portfolio and a held-to-maturity portfolio, both of which primarily represent interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio increased by $2.9 billion, or 16.7 percent, to $20.0 billion at September 30, 2014. New investments of $3.5 billion included $2.0 billion of U.S. Treasuries and the remainder in agency-issued mortgage securities, as part of our continued focus on limiting our duration risk. The duration of our fixed income investment securities portfolio was 3.0 years at September 30, 2014 compared to 3.1 years at June 30, 2014. Both average and period-end increases in our fixed income investment securities portfolios were due to continued strong growth in deposits during the third quarter of 2014. Non-marketable and other securities decreased slightly to $1.7 billion ($503 million net of noncontrolling interests) at September 30, 2014.

Available-for-Sale Securities

Period-end available-for-sale securities were $13.3 billion at September 30, 2014, $11.7 billion at June 30, 2014 and $10.2 billion at September 30, 2013, while average available-for-sale securities decreased by $1.0 billion to $12.4 billion for the third quarter of 2014, compared to $13.4 billion for the second quarter of 2014 and $10.1 billion for the third quarter of 2013. The decrease in the average balance is reflective of the full-quarter impact of the re-designation of available-for-sale securities to held-to-maturity securities made during the second quarter of 2014. The increase in period-end balances from the second quarter of 2014 to the third quarter of 2014 was primarily due to purchases of $2.0 billion in fixed rate U.S. Treasury securities, partially offset by paydowns and maturities of $0.3 billion. Additionally, the fair value of our available-for-sale securities portfolio decreased by $48.7 million primarily as a result of an increase in period-end market rates. The $48.7 million decrease in fair value is reflected as a $29.0 million decrease (net of tax) in accumulated other comprehensive income.

Held-to-Maturity Securities

Average held-to-maturity securities increased by $4.0 billion to $5.8 billion for the third quarter of 2014, compared to $1.8 billion for the second quarter of 2014. Period-end held-to-maturity securities were $6.7 billion at September 30, 2014, compared to $5.5 billion at June 30, 2014. The increase in the average balance was reflective of the full-quarter impact of the re-designation of available-for-sale securities made during the second quarter of 2014, as well as, the addition of new investments of $1.5 billion made during the quarter. The increase in the period-end balance of $1.2 billion was primarily due to new investments of $1.5 billion, partially offset by paydowns and maturities of $0.3 billion. New investments were primarily in agency-issued mortgage securities.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities decreased slightly by $54 million to $1.7 billion ($503 million net of noncontrolling interests) at September 30, 2014, compared to $1.8 billion ($492 million net of noncontrolling interests) at June 30, 2014 and $1.4 billion ($470 million net of noncontrolling interests) at September 30, 2013. The decrease of $54 million was primarily due to valuation declines in our managed direct venture funds and distributions from our managed funds, partially offset by additional capital calls for fund investments and valuation gains from other managed funds of funds. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $359 million to $11.4 billion for the third quarter of 2014, compared to $11.1 billion for the second quarter of 2014 and $9.5 billion for the third quarter of 2013. Period-end loans, (net of unearned income) increased by $0.7 billion to $12.0 billion at September 30, 2014, compared to $11.3 billion at June 30, 2014 and $9.8 billion at September 30, 2013. Period-end loan growth came primarily from our technology and life sciences and venture capital/private equity loan portfolios, for a total increase of $0.6 billion from the second quarter of 2014.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million continued to increase, primarily driven by our venture capital/private equity and software portfolios, and totaled $4.3 billion, $3.9 billion and $3.6 billion at September 30, 2014, June 30, 2014 and September 30, 2013, respectively, which represents 35.7 percent, 33.8 percent and 36.0 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Allowance for loan losses, beginning balance	$120,728	$123,542	$119,571	$142,886	$110,651
Provision for loan losses	16,610	1,947	10,638	19,051	35,023
Gross loan charge-offs	(10,657)	(6,382)	(8,149)	(38,189)	(29,150)
Loan recoveries	2,380	1,621	2,674	5,313	8,210
Allowance for loan losses, ending balance	$129,061	$120,728	$124,734	$129,061	$124,734
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.54%	0.07%	0.43%	0.21%	0.47%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.37	0.23	0.34	0.46	0.43
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.28	0.17	0.23	0.39	0.31
Allowance for loan losses as a percentage of period-end total gross loans	1.07	1.06	1.26	1.07	1.26
Period-end total gross loans	$12,112,474	$11,437,300	$9,914,199	$12,112,474	$9,914,199
Average total gross loans	11,528,172	11,166,021	9,627,912	11,184,840	9,164,538

Our provision for loan losses was $16.6 million for the third quarter of 2014, compared to $1.9 million for the second quarter of 2014. The provision of $16.6 million was primarily driven by $8.3 million in net charge-offs, $7.0 million from period-end loan growth and $3.7 million due to a change in the composition of our performing loan portfolio, offset by a $2.4 million decrease in the reserve for impaired loans resulting from lower impaired loan balances.

Gross loan charge-offs of $10.7 million for the third quarter of 2014 primarily came from our early-stage software and hardware loan portfolios. Loan recoveries amounted to $2.4 million for the third quarter of 2014 and came from across all loan portfolios.

Our allowance for loan losses as a percentage of total gross loans increased to 1.07 percent at September 30, 2014, compared to 1.06 percent at June 30, 2014. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans increased to 1.05 percent at September 30, 2014 compared to 1.02 percent at June 30, 2014. This increase in the allowance for loan losses for total gross performing loans was driven by a change in the composition of our gross performing loan portfolio.

Our impaired loans totaled $11.7 million at September 30, 2014, compared to $22.3 million at June 30, 2014. Our impaired loan balance decreased $10.6 million, primarily as a result of $11.0 million in net repayments and $2.2 million in charge-offs, offset by $2.5 million in newly impaired loans. The allowance for loan losses related to impaired loans was $2.3 million at September 30, 2014, compared to $4.7 million at June 30, 2014.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $60.7 billion for the third quarter of 2014, compared to $57.3 billion for the second quarter of 2014 and $44.5 billion for the third quarter of 2013. Period-end total client funds were $62.3 billion at September 30, 2014, compared to $58.7 billion at June 30, 2014 and $45.3 billion at September 30, 2013.

Deposits

Average deposits were $29.7 billion for the third quarter of 2014, compared to $27.2 billion for the second quarter of 2014 and $19.6 billion for the third quarter of 2013. Period-end deposits were $31.1 billion at September 30, 2014, compared to $28.4 billion at June 30, 2014 and $20.0 billion at September 30, 2013. The increases in average and period-end deposits during the third quarter of 2014 were in both noninterest-bearing demand deposits and interest-bearing deposits, primarily as a result of growth from our existing early-stage clients, reflective of increased venture capital funding activity during the third quarter of 2014, with approximately 27 percent of the period-end growth attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $31.0 billion for the third quarter of 2014, compared to $30.2 billion for the second quarter of 2014 and $25.0 billion for the third quarter of 2013. Period-end client investment funds were $31.1 billion at September 30, 2014, compared to $30.4 billion at June 30, 2014 and $25.3 billion at September 30, 2013. The increases in average and period-end total client investment funds from the second quarter of 2014 to the third quarter of 2014 were primarily attributable to our clients' utilization of our off-balance sheet products managed by SVB Asset Management, reflective of the capital funding activity of our early-stage and mid-to-late-stage clients.

Noninterest Income

Noninterest income was $80.2 million for the third quarter of 2014, compared to $14.2 million for the second quarter of 2014 and $257.7 million for the third quarter of 2013. Non-GAAP noninterest income, net of noncontrolling interests, was $75.3 million for the third quarter of 2014, compared to $49.5 million for the second quarter of 2014 and $105.8 million for the third quarter of 2013. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.)"

The increase of $66.0 million ($25.7 million net of noncontrolling interests) in noninterest income from the second quarter of 2014 to the third quarter of 2014 was primarily driven by net gains on investment securities as compared to net losses, reflective of a smaller decrease in the valuation of FireEye securities, and increases in net gains on our equity warrant assets.

Items impacting the change in noninterest income from the second quarter of 2014 to the third quarter of 2014 were as follows:

•
Gains on investment securities of $5.6 million for the third quarter of 2014, compared to losses of $57.3 million for the second quarter of 2014. Net of noncontrolling interests, net losses on investment securities were $1.1 million for the third quarter of 2014 compared to net losses of $22.1 million for the second quarter of 2014. The losses, net of noncontrolling interests, of $1.1 million for the third quarter of 2014 were primarily driven by the following:

◦	Losses of $8.5 million from our managed direct venture funds, mainly related to valuation declines due to the decrease in the public company stock price of FireEye.

◦	Gains of $4.0 million from our managed funds of funds, primarily related to unrealized valuation adjustments of two of our funds of funds.

◦	Gains of $3.5 million from our strategic and other investments, primarily driven by strong distributions from our strategic venture capital fund investments.

As of September 30, 2014, we held investments, either directly or indirectly through 14 of our managed investment funds, in 473 funds (primarily venture capital funds), 104 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests for the three months ended September 30, 2014 and June 30, 2014, respectively:

	Three months ended September 30, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$42,159	$(39,973)	$973	$(990)	$3,475	$5,644
Less: income (losses) attributable to noncontrolling interests, including carried interest	38,187	(31,429)	(1)	—	—	6,757
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,972	$(8,544)	$974	$(990)	$3,475	$(1,113)

	Three months ended June 30, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total (losses) gains on investment securities, net	$38,478	$(87,548)	$(356)	$(16,480)	$8,586	$(57,320)
Less: (losses) income attributable to noncontrolling interests, including carried interest	35,507	(70,746)	(1)	—	—	(35,240)
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$2,971	$(16,802)	$(355)	$(16,480)	$8,586	$(22,080)

•
Net gains on derivative instruments were $26.5 million for the third quarter of 2014, compared to $12.8 million for the second quarter of 2014. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net gains on equity warrant assets	$13,157	$12,329	$18,780	$50,859	$29,475
Gains (losses) on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	886	170	(411)	1,358	(237)
Gains (losses) on internal foreign exchange forward contracts, net (1)	12,529	538	(8,423)	12,038	(1,511)
Total gains (losses) on foreign exchange forward contracts, net	13,415	708	(8,834)	13,396	(1,748)
Net (losses) gains on other derivatives (2)	(34)	(262)	(524)	(775)	75
Total gains on derivative instruments, net	$26,538	$12,775	$9,422	$63,480	$27,802

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

(2)	Primarily represents the change in fair value of loan conversion options and our interest rate swap.

◦	Net gains of $26.5 million on derivative instruments for the third quarter of 2014 were primarily attributable to the following:

•Net gains on equity warrant assets of $13.2 million were attributable to the following:

◦
Net gains of $6.4 million from changes in warrant valuations compared to net gains of $9.2 million for the second quarter of 2014. The warrant valuation gains were primarily attributable to our private company warrant portfolio.

◦	Net gains of $6.8 million from the exercise of equity warrant assets, compared to net gains of $3.6 million, primarily reflective of one warrant exercise in our private company warrant portfolio.

•
Net gains of $12.5 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the third quarter of 2014, compared to net gains of $0.5 million for the second quarter of 2014. The net gains of $12.5 million were offset by net losses of $12.6 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, letters of credit fees and client investment fees) increased $3.3 million to $53.3 million for the third quarter of 2014, compared to $50.0 million for the second quarter of 2014 and $43.2 million for the third quarter of 2013. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Non-GAAP core fee income:
Foreign exchange fees	$17,911	$17,928	$13,667	$53,035	$41,529
Credit card fees	10,909	10,249	8,188	31,440	23,245
Deposit service charges	10,126	9,611	8,902	29,344	26,602
Lending related fees (1)	6,029	5,876	5,265	18,208	13,835
Letters of credit and standby letters of credit fees	4,557	2,810	3,790	11,507	10,879
Client investment fees	3,814	3,519	3,393	10,751	10,392
Total Non-GAAP core fee income	$53,346	$49,993	$43,205	$154,285	$126,482

(1)
Lending related fees consists of fee income associated with credit commitments such as unused commitment fees, syndication fees and other loan processing fees and, historically, has been included in Other noninterest income. Prior period amounts have been reclassified to conform with current period presentation.

The change in non-GAAP core fee income from the second quarter of 2014 to the third quarter of 2014 was primarily attributable to the following:

◦	An increase of $1.7 million in letters of credit and standby letters of credit fees as a result of a one-time fee adjustment made during the second quarter of 2014.

◦
An increase of $0.7 million in credit card fees reflective of an increase in credit card interchange fee income of $1.0 million, as a result of increased volume, offset by higher expenses related to our card rewards program.

Overall Summary of Investments in FireEye

Our FireEye related investments held during the third quarter of 2014 were primarily shares of FireEye common stock ("FireEye Shares") held by our managed direct venture funds from prior investments. As of September 30, 2014, our managed funds (including SVB Financial's interest) held approximately 4.9 million FireEye Shares.

During the third quarter of 2014, net losses, related to FireEye, were $49.8 million ($9.5 million net of noncontrolling interests) and primarily consisted of unrealized losses from the decreased valuation of the remaining shares.

From September 30, 2014 to October 21, 2014, the market share price of FireEye’s common stock has slightly decreased by approximately 1% from $30.56 to $30.16. Based on the price at October 21, 2014, there has not been a significant decline in the valuation of our remaining FireEye related investments, compared to the value at September 30, 2014.

Investment gains (or losses) relating to the remaining 4.9 million FireEye Shares held by our managed funds are based on valuation changes or the sale of any securities, and are subject to FireEye’s stock price, which is subject to market conditions and various other factors. Additionally, the expected gains and losses reported above with respect to the remaining shares held by our managed funds at September 30, 2014 are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, changes in prevailing market prices and the timing of any sales or distribution of securities, which are subject to our funds' separate discretionary securities sales/distribution and governance processes.

Noninterest Expense

Noninterest expense was $182.0 million for the third quarter of 2014, compared to $173.4 million for the second quarter of 2014 and $160.5 million for the third quarter of 2013. The increase of $8.5 million in noninterest expense is primarily driven by an increase in professional services and other noninterest expense.

The noninterest expense increases consist of the following:

•
An increase of $5.0 million in professional services expense primarily from increased activities to support our expansion of product offerings as well as our continued investment into ongoing business and IT infrastructure initiatives.

•
An increase of $2.7 million in other noninterest expense, primarily due to increased expenses for client services, related to increased transaction processing volumes, and increased marketing expense for advertising/promotion in new and existing markets.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Compensation and benefits:
Salaries and wages	$47,106	$45,157	$39,926	$136,616	$118,458
Incentive compensation plan	24,621	25,561	28,723	74,957	68,320
ESOP	1,540	2,185	1,876	5,398	6,132
Other employee benefits (1)	26,665	26,917	26,344	85,288	77,405
Total compensation and benefits	$99,932	$99,820	$96,869	$302,259	$270,315
Period-end full-time equivalent employees	1,881	1,786	1,683	1,881	1,683
Average full-time equivalent employees	1,850	1,768	1,675	1,784	1,662

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The increase in total compensation and benefits expense primarily consists of the following:

•
An increase of $1.9 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 82 to 1,850 FTEs for the third quarter of 2014 and market adjustment increases which took effect during the third quarter.

•
A decrease of $1.6 million in expense relating to incentive compensation plans and the Employee Stock Ownership Plan ("ESOP"), which reflects current expectations for our internal performance targets for 2014.

Non-GAAP noninterest expense, net of noncontrolling interests was $177.2 million for the third quarter of 2014, compared to $168.2 million for the second quarter of 2014 and $157.2 million for the third quarter of 2013. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 38.2 percent for the third quarter of 2014, compared to 39.8 percent for the second quarter of 2014 and 41.2 percent for the third quarter of 2013. Our effective tax rate was 39.1 percent for the nine months ended September 30, 2014, compared to 39.8 percent for the comparable 2013 period. The decrease in the effective tax rate was primarily attributable to a benefit recognized on tax-exempt investments during the third quarter of 2014.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors, in our consolidated subsidiaries, other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net interest (income) loss (1)	$(9)	$5	$(19)	$(12)	$(63)
Noninterest (income) loss (1)	(1,185)	43,961	(169,126)	(159,362)	(223,912)
Noninterest expense (1)	4,743	5,267	3,290	13,331	9,017
Carried interest (loss) income (2)	(3,726)	(8,636)	17,296	3,058	18,841
Net (income) loss attributable to noncontrolling interests	$(177)	$40,597	$(148,559)	$(142,985)	$(196,117)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests was $0.2 million for the third quarter of 2014, compared to net loss of $40.6 million for the second quarter of 2014 and net income of $148.6 million for the third quarter of 2013. Net income attributable to noncontrolling interests of $0.2 million for the third quarter of 2014 was primarily a result of the following:

•	Noninterest income of $1.2 million consisting primarily of the following:

◦
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $6.8 million ($3.1 million excluding carried interest) primarily from gains of $38.2 million from our managed funds of funds partially offset by losses of $31.4 million from our managed direct venture funds primarily related to the decline in the FireEye valuation, as noted previously. The carried interest loss of $3.7 million, also primarily reflects the impact of the decline in FireEye valuations in our managed direct funds, and

◦
Net losses attributable to noncontrolling interests of $1.7 million, included in noninterest income, from foreign currency translation adjustments on our foreign investments, in our managed funds of funds, as a result of the significant increase in the value of the U.S. dollar during the third quarter of 2014.

•	Noninterest expense of $4.7 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $46.2 million to $2.7 billion at September 30, 2014, primarily due to net income of $63.0 million and an increase in additional paid-in capital of $14.8 million attributable to amortization of share-based compensation and stock option exercises during the quarter. The increases were partially offset by the decrease in the net balance of our accumulated other comprehensive income to $18.7 million from $50.3 million at September 30, 2014, primarily driven by a $48.7 million decrease in the fair value of our fixed income securities portfolio ($29.0 million net of tax), reflective of an increase in period-end market interest rates compared to the prior quarter end.

Capital Ratios

Our risk-based regulatory capital ratios (total risk-based capital and tier 1 capital) for both SVB Financial Group ("SVB Financial") and Silicon Valley Bank (the "Bank") decreased compared to June 30, 2014, as a result of significant growth in period-end loans and unused commitments. Additionally, the tier 1 leverage ratio for SVB Financial and the Bank declined due to significant growth in client deposits, which contributed to an increase in average total assets. All of our capital ratios are above the levels considered “well capitalized” under banking regulations. See SVB Financial and Bank Capital Ratios section, at the end of this release, for all capital ratios.

Volcker Rule
As previously discussed, including in Item I. "Business - Supervision and Regulation-Proprietary Trading and Certain Relationships with Hedge Funds and Private Equity Funds" of our Annual Report on Form 10-K for the year ended December 31, 2013, federal regulatory agencies adopted final rules implementing the “Volcker Rule” under the Dodd-Frank Act, which, among other things, restricts or limits banks and certain of their affiliates from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds.
We currently estimate that the covered fund ownership interests that we hold are prohibited by the Volcker Rule restrictions, have, as of September 30, 2014, an aggregate carrying value of approximately $250 million (and an aggregate fair value of approximately $345 million). These covered fund ownership interests are our ownership interests (excluding any noncontrolling interests) in our consolidated managed funds and certain of our non-marketable securities.
We continue to assess the financial impact of these rules on our fund investments, as well as the impact of other Volcker restrictions on other areas of our business. The actual and expected financial impact from these restrictions on our investments, if any, will be dependent on a variety of factors, including: our ability to obtain regulatory extensions; our ability to sell the investments; our carrying value at the time of any sale; the actual sales price realized; the timing of such sales; and any subsequently-issued regulatory guidance or interpretations of the rules.

Outlook for the Year Ending December 31, 2014 and Preliminary 2015 Outlook for Selected Items

Our outlook for the year ending December 31, 2014 and our preliminary outlook for selected items for the year ending December 31, 2015 are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2014, compared to our 2013 results, we currently expect the following outlook:

	Current full year 2014 outlook compared to 2013 results (as of October 23, 2014)	Change in outlook compared to outlook reported as of July 24, 2014
Average loan balances	Increase at a percentage rate in the high teens to low twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid forties	Outlook increased from low forties
Net interest income (1)	Increase at a percentage rate in the low twenties	No change from previous outlook
Net interest margin (1)	Between 2.75% and 2.85%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2013 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2013 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the low teens	Outlook increased from low double digits due to continued investment in professional services and compensation expenses related to supporting our continued growth

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the section "Forward Looking Statements" below.

(2)	These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of these measures.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Preliminary 2015 Outlook for Selected Items

For the full year ending December 31, 2015 compared to our full year 2014 expected results, we currently expect the following percentage rate increases: (1) average loan growth in the low double digits, (2) average deposit balance growth in the high twenties, (3) net interest income growth in the low double digits, (4) net loan charge-offs between 0.30% and 0.50% of average total gross loans (assuming no deterioration in the overall economy), (5) non-GAAP core fee income growth in the mid-teens, and (6) non-GAAP noninterest expense growth (excluding expenses related to noncontrolling interests) in the mid-single digits.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words or comparable terminology. In this release, including in the section “Outlook for the Year Ending December 31, 2014 and Preliminary 2015 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance, including potential investment gains; loan growth and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full years 2014 and 2015.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on its beliefs and assumptions, you should not place reliance on them. Such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause actual results to differ materially from those contained in or implied by the outlook for the years 2014 and 2015 and other forward-looking statements herein include, among others, the following: (i) deterioration, weaker than expected growth, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities); (ii) changes in the volume and credit quality of our loans; (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios; (iv) changes in our deposit levels; (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets; (vi) variations from our expectations as to factors impacting our cost structure; (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity; (viii) accounting changes, as required by GAAP; and (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule. For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K filed. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 23, 2014, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2014. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “85897261.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 23, 2014, through midnight on Tuesday, October 28, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “85897261.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 23, 2014.

About SVB Financial Group

For over three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, Hong Kong, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income:
Loans	$153,292	$147,680	$139,687	$449,144	$395,216
Investment securities:
Taxable	73,540	63,424	43,604	191,384	134,013
Non-taxable	772	794	797	2,362	2,403
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,722	1,943	1,152	5,301	2,605
Total interest income	229,326	213,841	185,240	648,191	534,237
Interest expense:
Deposits	2,961	3,068	2,397	8,933	6,533
Borrowings	5,800	5,808	5,747	17,400	17,358
Total interest expense	8,761	8,876	8,144	26,333	23,891
Net interest income	220,565	204,965	177,096	621,858	510,346
Provision for loan losses	16,610	1,947	10,638	19,051	35,023
Net interest income after provision for loan losses	203,955	203,018	166,458	602,807	475,323
Noninterest income:
Gains (losses) on investment securities, net	5,644	(57,320)	187,862	172,236	255,861
Gains on derivative instruments, net	26,538	12,775	9,422	63,480	27,802
Foreign exchange fees	17,911	17,928	13,667	53,035	41,529
Credit card fees	10,909	10,249	8,188	31,440	23,245
Deposit service charges	10,126	9,611	8,902	29,344	26,602
Lending related fees	6,029	5,876	5,265	18,208	13,835
Letters of credit and standby letters of credit fees	4,557	2,810	3,790	11,507	10,879
Client investment fees	3,814	3,519	3,393	10,751	10,392
Other	(5,361)	8,762	17,161	14,601	24,348
Total noninterest income	80,167	14,210	257,650	404,602	434,493
Noninterest expense:
Compensation and benefits	99,932	99,820	96,869	302,259	270,315
Professional services	26,081	21,113	18,966	68,383	52,759
Premises and equipment	12,631	12,053	12,171	36,267	34,298
Business development and travel	10,022	9,249	7,378	29,465	23,433
Net occupancy	7,437	7,680	5,898	22,436	17,460
FDIC assessments	4,587	4,945	2,913	13,660	9,148
Correspondent bank fees	3,278	3,274	2,906	9,755	9,009
Provision for unfunded credit commitments	2,225	2,185	2,774	5,533	6,135
Other	15,796	13,127	10,649	40,113	30,273
Total noninterest expense	181,989	173,446	160,524	527,871	452,830
Income before income tax expense	102,133	43,782	263,584	479,538	456,986
Income tax expense	38,961	33,582	47,404	131,460	103,773
Net income before noncontrolling interests	63,172	10,200	216,180	348,078	353,213
Net (income) loss attributable to noncontrolling interests	(177)	40,597	(148,559)	(142,985)	(196,117)
Net income available to common stockholders	$62,995	$50,797	$67,621	$205,093	$157,096
Earnings per common share—basic	$1.24	$1.05	$1.48	$4.25	$3.48
Earnings per common share—diluted	1.22	1.04	1.46	4.17	3.43
Weighted average common shares outstanding—basic	50,751,633	48,168,275	45,580,105	48,280,664	45,179,664
Weighted average common shares outstanding—diluted	51,570,771	49,044,949	46,202,409	49,200,163	45,765,307

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2014	June 30, 2014	September 30, 2013
Assets:
Cash and cash equivalents	$1,872,537	$2,649,831	$1,942,744
Available-for-sale securities, at fair value (cost $13,322,059, $11,613,679 and $10,186,861, respectively)	13,333,436	11,672,790	10,209,917
Held-to-maturity securities, at cost (fair value $6,613,890, $5,454,996 and $0, respectively)	6,662,025	5,463,920	—
Non-marketable and other securities	1,703,550	1,757,235	1,425,138
Investment securities	21,699,011	18,893,945	11,635,055
Loans, net of unearned income	12,017,181	11,348,711	9,824,982
Allowance for loan losses	(129,061)	(120,728)	(124,734)
Net loans	11,888,120	11,227,983	9,700,248
Premises and equipment, net of accumulated depreciation and amortization	74,375	71,465	65,385
Accrued interest receivable and other assets	506,964	465,792	397,432
Total assets	$36,041,007	$33,309,016	$23,740,864
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$22,461,068	$20,235,549	$14,105,728
Interest-bearing deposits	8,662,067	8,116,998	5,891,263
Total deposits	31,123,135	28,352,547	19,996,991
Short-term borrowings	6,630	4,910	5,580
Other liabilities	517,462	559,073	358,905
Long-term debt	453,764	454,462	455,744
Total liabilities	32,100,991	29,370,992	20,817,220
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 50,820,946 shares, 50,695,206 shares and 45,608,370 shares outstanding, respectively	51	51	46
Additional paid-in capital	1,107,337	1,092,582	607,463
Retained earnings	1,595,825	1,532,830	1,331,975
Accumulated other comprehensive income	18,744	50,276	5,443
Total SVBFG stockholders’ equity	2,721,957	2,675,739	1,944,927
Noncontrolling interests	1,218,059	1,262,285	978,717
Total equity	3,940,016	3,938,024	2,923,644
Total liabilities and total equity	$36,041,007	$33,309,016	$23,740,864

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2014			June 30, 2014			September 30, 2013
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,472,205	$1,722	0.28%	$3,210,218	$1,943	0.24%	$1,596,003	$1,152	0.29%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,446,821	43,519	1.39	13,342,544	53,915	1.62	10,000,154	43,604	1.73
Non-taxable (3)	—	—	—	54,721	815	5.97	82,048	1,226	5.93
Held-to-maturity securities:
Taxable	5,691,201	30,021	2.09	1,765,204	9,509	2.16		—	—
Non-taxable (3)	84,401	1,188	5.58	28,494	406	5.72		—	—
Total loans, net of unearned income (4) (5)	11,439,521	153,292	5.32	11,080,602	147,680	5.35	9,545,941	139,687	5.81
Total interest-earning assets	32,134,149	229,742	2.84	29,481,783	214,268	2.91	21,224,146	185,669	3.47
Cash and due from banks	299,964			60,373			253,364
Allowance for loan losses	(128,598)			(128,465)			(124,254)
Other assets (6)	2,292,770			2,331,939			1,719,478
Total assets	$34,598,285			$31,745,630			$23,072,734
Funding sources:
Interest-bearing liabilities:
NOW deposits	$161,793	$279	0.68%	$159,316	$155	0.39%	$134,545	$119	0.35%
Money market deposits	5,649,971	2,332	0.16	5,338,785	2,561	0.19	3,755,620	1,866	0.20
Money market deposits in foreign offices	228,142	26	0.05	201,821	38	0.08	194,870	48	0.10
Time deposits	162,182	96	0.23	150,731	92	0.24	165,632	157	0.38
Sweep deposits in foreign offices	2,021,727	228	0.04	1,853,930	222	0.05	1,643,761	207	0.05
Total interest-bearing deposits	8,223,815	2,961	0.14	7,704,583	3,068	0.16	5,894,428	2,397	0.16
Short-term borrowings	5,538	—	—	4,554	—	—	6,316	3	0.19
5.375% Senior Notes	348,341	4,832	5.50	348,284	4,830	5.56	348,119	4,789	5.46
Junior Subordinated Debentures	54,918	834	6.02	54,962	848	6.19	55,094	833	6.00
6.05% Subordinated Notes	50,937	134	1.04	51,470	130	1.01	52,551	122	0.92
Total interest-bearing liabilities	8,683,549	8,761	0.40	8,163,853	8,876	0.44	6,356,508	8,144	0.51
Portion of noninterest-bearing funding sources	23,450,600			21,317,930			14,867,638
Total funding sources	32,134,149	8,761	0.11	29,481,783	8,876	0.12	21,224,146	8,144	0.15
Noninterest-bearing funding sources:
Demand deposits	21,502,469			19,472,542			13,665,460
Other liabilities	402,231			398,492			298,455
SVBFG stockholders’ equity	2,729,862			2,397,386			1,909,462
Noncontrolling interests	1,280,174			1,313,357			842,849
Portion used to fund interest-earning assets	(23,450,600)			(21,317,930)			(14,867,638)
Total liabilities and total equity	$34,598,285			$31,745,630			$23,072,734
Net interest income and margin		$220,981	2.73%		$205,392	2.79%		$177,525	3.32%
Total deposits	$29,726,284			$27,177,125			$19,559,888
Average SVBFG stockholders’ equity as a percentage of average assets			7.89%			7.55%			8.28%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(416)			(427)			(429)
Net interest income, as reported		$220,565			$204,965			$177,096

(1)
Includes average interest-earning deposits in other financial institutions of $408 million, $342 million and $191 million; and $2.0 billion, $2.5 billion and $1.3 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $26.0 million, $21.3 million and $23.0 million for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(6)
Average investment securities of $1.8 billion, $1.8 billion and $1.3 billion for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2014			September 30, 2013
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,721,501	$5,301	0.26%	$1,040,073	$2,605	0.33%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,653,194	151,854	1.60	10,379,311	134,013	1.73
Non-taxable (3)	45,201	2,040	6.03	82,927	3,697	5.96
Held-to-maturity securities:
Taxable	2,506,315	39,530	2.11	—	—	—
Non-taxable (3)	37,941	1,594	5.62	—	—	—
Total loans, net of unearned income (4) (5)	11,098,397	449,144	5.41	9,086,179	395,216	5.82
Total interest-earning assets	29,062,549	649,463	2.99	20,588,490	535,531	3.48
Cash and due from banks	208,502			277,382
Allowance for loan losses	(132,667)			(119,491)
Other assets (6)	2,266,869			1,749,711
Total assets	$31,405,253			$22,496,092
Funding sources:
Interest-bearing liabilities:
NOW deposits	$157,322	$570	0.48%	$136,899	$358	0.35%
Money market deposits	5,194,449	7,305	0.19	3,342,363	4,913	0.20
Money market deposits in foreign offices	207,359	110	0.07	148,161	108	0.10
Time deposits	160,300	288	0.24	172,439	499	0.39
Sweep deposits in foreign offices	1,860,576	660	0.05	1,751,995	655	0.05
Total interest-bearing deposits	7,580,006	8,933	0.16	5,551,857	6,533	0.16
Short-term borrowings	5,027	—	—	34,840	74	0.28
5.375% Senior Notes	348,285	14,490	5.56	348,067	14,433	5.54
Junior Subordinated Debentures	54,962	2,521	6.13	55,137	2,497	6.05
6.05% Subordinated Notes	51,454	389	1.01	53,527	354	0.88
Total interest-bearing liabilities	8,039,734	26,333	0.44	6,043,428	23,891	0.53
Portion of noninterest-bearing funding sources	21,022,815			14,545,062
Total funding sources	29,062,549	26,333	0.12	20,588,490	23,891	0.16
Noninterest-bearing funding sources:
Demand deposits	19,302,107			13,437,503
Other liabilities	399,349			316,024
SVBFG stockholders’ equity	2,420,695			1,899,783
Noncontrolling interests	1,243,368			799,354
Portion used to fund interest-earning assets	(21,022,815)			(14,545,062)
Total liabilities and total equity	$31,405,253			$22,496,092
Net interest income and margin		$623,130	2.87%		$511,640	3.32%
Total deposits	$26,882,113			$18,989,360
Average SVBFG stockholders’ equity as a percentage of average assets			7.71%			8.44%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,272)			(1,294)
Net interest income, as reported		$621,858			$510,346

(1)
Includes average interest-earning deposits in other financial institutions of $356 million and $175 million for the nine months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, balance also includes $2.2 billion and $0.7 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $71.6 million and $60.0 million for the nine months ended September 30, 2014 and 2013, respectively.

(6)
Average investment securities of $1.8 billion and $1.3 billion for the nine months ended September 30, 2014 and 2013, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Equity warrant assets (1):
Gains on exercises, net	$6,788	$3,553	$4,458	$28,743	$6,883
Cancellations and expirations	(61)	(429)	(149)	(577)	(371)
Changes in fair value	6,430	9,205	14,471	22,693	22,963
Total net gains on equity warrant assets (2)	$13,157	$12,329	$18,780	$50,859	$29,475

(1)
At September 30, 2014, we held warrants in 1,415 companies, compared to 1,383 companies at June 30, 2014 and 1,309 companies at September 30, 2013. The total value of our warrant portfolio was $95 million at September 30, 2014 compared to $89 million at June 30, 2014, and $92 million at September 30, 2013.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Weighted average common shares outstanding—basic	50,752	48,168	45,580	48,281	45,180
Effect of dilutive securities:
Stock options and employee stock purchase plan	534	569	429	580	405
Restricted stock units	285	308	193	339	180
Total effect of dilutive securities	819	877	622	919	585
Weighted average common shares outstanding—diluted	51,571	49,045	46,202	49,200	45,765

SVB Financial and Bank Capital Ratios

	September 30, 2014	June 30, 2014	September 30, 2013
SVB Financial Group:
Total risk-based capital ratio	14.97%	15.36%	14.16%
Tier 1 risk-based capital ratio	14.03	14.42	12.95
Tier 1 leverage ratio	8.22	8.74	8.75
Tangible common equity to tangible assets ratio (1)	7.55	8.03	8.19
Tangible common equity to risk-weighted assets ratio (1)	13.97	14.52	12.96
Silicon Valley Bank:
Total risk-based capital ratio	13.06%	13.41%	12.31%
Tier 1 risk-based capital ratio	12.11	12.45	11.08
Tier 1 leverage ratio	7.05	7.51	7.46
Tangible common equity to tangible assets ratio (1)	6.76	7.22	7.34
Tangible common equity to risk-weighted assets ratio (1)	12.14	12.65	11.17

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2014	June 30, 2014	September 30, 2013
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,600,284	$1,489,770	$1,303,875
Hardware	403,383	484,240	488,227
Venture capital/private equity	1,692,560	1,286,736	1,075,606
Life science	429,207	336,154	369,486
Premium wine (1)	28,425	39,153	22,725
Other	35,000	57,686	117,604
Total commercial loans	4,188,859	3,693,739	3,377,523
Real estate secured loans:
Premium wine (1)	81,464	89,137	107,037
Consumer (2)	—	20,000	20,000
Other	22,933	23,133	23,733
Total real estate secured loans	104,397	132,270	150,770
Consumer loans (2)	30,000	35,118	43,126
Total loans individually equal to or greater than $20 million	$4,323,256	$3,861,127	$3,571,419
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,945,040	$2,761,054	$2,434,267
Hardware	678,707	670,399	665,167
Venture capital/private equity	1,255,775	1,383,864	877,555
Life science	827,923	840,774	738,575
Premium wine	159,990	137,288	128,113
Other	209,067	189,473	172,793
Total commercial loans	6,076,502	5,982,852	5,016,470
Real estate secured loans:
Premium wine	482,191	458,537	386,742
Consumer	1,047,487	964,197	811,739
Other	7,500	7,500	4,500
Total real estate secured loans	1,537,178	1,430,234	1,202,981
Construction loans	80,273	76,389	72,572
Consumer loans	95,265	86,698	50,757
Total loans individually less than $20 million	$7,789,218	$7,576,173	$6,342,780
Total gross loans	$12,112,474	$11,437,300	$9,914,199
Loans individually equal to or greater than $20 million as a percentage of total gross loans	35.7%	33.8%	36.0%
Total clients with loans individually equal to or greater than $20 million	127	121	112
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2014	June 30, 2014	September 30, 2013
Gross nonperforming, past due, and restructured loans:
Impaired loans	$11,687	$22,346	$38,048
Loans past due 90 days or more still accruing interest	125	93	24
Total nonperforming loans	$11,812	$22,439	$38,072
OREO and other foreclosed assets	561	1,745	—
Total nonperforming assets	$12,373	$24,184	$38,072
Nonperforming loans as a percentage of total gross loans	0.10%	0.20%	0.38%
Nonperforming assets as a percentage of total assets	0.03	0.07	0.16
Allowance for loan losses	$129,061	$120,728	$124,734
As a percentage of total gross loans	1.07%	1.06%	1.26%
As a percentage of total gross nonperforming loans	NM	538.03	327.63
Allowance for loan losses for impaired loans	$2,325	$4,681	$13,469
As a percentage of total gross loans	0.02%	0.04%	0.14%
As a percentage of total gross nonperforming loans	19.68	20.86	35.38
Allowance for loan losses for total gross performing loans	$126,736	$116,047	$111,265
As a percentage of total gross loans	1.05%	1.01%	1.12%
As a percentage of total gross performing loans	1.05	1.02	1.13
Total gross loans	$12,112,474	$11,437,300	$9,914,199
Total gross performing loans	12,100,662	11,414,861	9,876,127
Reserve for unfunded credit commitments (1)	35,489	33,319	28,456
As a percentage of total unfunded credit commitments	0.24%	0.25%	0.27%
Total unfunded credit commitments (2)	$14,631,637	$13,569,982	$10,675,569

NM - Not meaningful

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Client directed investment assets	$7,168	$7,513	$7,412	$7,288	$7,052
Client investment assets under management (2)	17,006	16,102	11,925	15,541	11,577
Sweep money market funds	6,814	6,537	5,622	6,597	4,920
Total average client investment funds	$30,988	$30,152	$24,959	$29,426	$23,549

Period-end Off-Balance Sheet Client Investment Funds (1)

(Dollars in millions)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Client directed investment assets	$6,491	$6,979	$7,395	$7,073	$7,319
Client investment assets under management (2)	17,376	16,960	14,330	12,677	12,045
Sweep money market funds	7,277	6,437	6,513	6,613	5,954
Total period-end client investment funds	$31,144	$30,376	$28,238	$26,363	$25,318

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

(2)	These funds represent investments in third party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
GAAP noninterest income	$80,167	$14,210	$310,225	$238,713	$257,650	$404,602	$434,493
Less: income (losses) attributable to noncontrolling interests, including carried interest	4,911	(35,325)	186,718	137,833	151,830	156,304	205,071
Non-GAAP noninterest income, net of noncontrolling interests	$75,256	$49,535	$123,507	$100,880	$105,820	$248,298	$229,422

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
GAAP noninterest income	$80,167	$14,210	$310,225	$238,713	$257,650	$404,602	$434,493
Less: gains (losses) on investment securities, net	5,644	(57,320)	223,912	163,547	187,862	172,236	255,861
Less: gains on derivative instruments, net	26,538	12,775	24,167	14,382	9,422	63,480	27,802
Less: other noninterest (loss) income	(5,361)	8,762	11,200	11,791	17,161	14,601	24,348
Non-GAAP core fee income	$53,346	$49,993	$50,946	$48,993	$43,205	$154,285	$126,482

	Three months ended					Nine months ended
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
GAAP net gains (losses) on investment securities	$5,644	$(57,320)	$223,912	$163,547	$187,862	$172,236	$255,861
Less: income (losses) attributable to noncontrolling interests, including carried interest	6,757	(35,240)	186,552	137,405	151,360	158,069	204,723
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(1,113)	$(22,080)	$37,360	$26,142	$36,502	$14,167	$51,138

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	September 30, 2014	September 30, 2013
GAAP noninterest expense	$181,989	$173,446	$172,436	$168,850	$160,524	$527,871	$452,830
Less: expense attributable to noncontrolling interests	4,743	5,267	3,321	3,697	3,290	13,331	9,017
Non-GAAP noninterest expense, net of noncontrolling interests	$177,246	$168,179	$169,115	$165,153	$157,234	$514,540	$443,813
GAAP taxable equivalent net interest income	$220,981	$205,392	$196,757	$187,428	$177,525	$623,130	$511,640
Less: income (losses) attributable to noncontrolling interests	9	(5)	8	13	19	12	63
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	220,972	205,397	196,749	187,415	177,506	623,118	511,577
GAAP noninterest income	80,167	14,210	310,225	238,713	257,650	404,602	434,493
Non-GAAP noninterest income, net of noncontrolling interests	75,256	49,535	123,507	100,880	105,820	248,298	229,422
GAAP taxable equivalent revenue	$301,148	$219,602	$506,982	$426,141	$435,175	$1,027,732	$946,133
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$296,228	$254,932	$320,256	$288,295	$283,326	$871,416	$740,999
GAAP operating efficiency ratio	60.43%	78.98%	34.01%	39.62%	36.89%	51.36%	47.86%
Non-GAAP operating efficiency ratio	59.83	65.97	52.81	57.29	55.50	59.05%	59.89

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
GAAP non-marketable and other securities	$1,703,550	$1,757,235	$1,770,456	$1,595,494	$1,425,138
Less: amounts attributable to noncontrolling interests	1,200,903	1,265,651	1,277,204	1,115,525	955,209
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$502,647	$491,584	$493,252	$479,969	$469,929

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
GAAP SVBFG stockholders’ equity	$2,721,957	$2,675,739	$2,094,000	$1,966,270	$1,944,927
Tangible common equity	2,721,957	2,675,739	2,094,000	1,966,270	1,944,927
	36,041,007	33,309,016	29,711,039	26,417,189	23,740,864
Tangible assets	36,041,007	33,309,016	29,711,039	26,417,189	23,740,864
Risk-weighted assets	19,482,338	18,429,007	17,199,987	16,901,501	15,004,072
Tangible common equity to tangible assets	7.55%	8.03%	7.05%	7.44%	8.19%
Tangible common equity to risk-weighted assets	13.97	14.52	12.17	11.63	12.96

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Tangible common equity	$2,324,461	$2,284,663	$1,737,916	$1,639,024	$1,640,387
Tangible assets	$34,363,687	$31,634,882	$28,012,627	$24,854,119	$22,337,190
Risk-weighted assets	$19,144,527	$18,059,726	$16,895,389	$16,612,870	$14,679,608
Tangible common equity to tangible assets	6.76%	7.22%	6.20%	6.59%	7.34%
Tangible common equity to risk-weighted assets	12.14	12.65	10.29	9.87	11.17